U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C.  20549
                                  FORM 12B-25
                                                 Commission File Number 0-22851
                                                                   -------

                          NOTIFICATION OF LATE FILING

(Check one):  [ ] Form 10-K and Form 10-KSB   [ ] Form 20-F   [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB   [ ] Form N-SAR
For Period Ended:    September 30, 1999
                     ------------------
[ ] Transition Report on Form 10-K  [ ] Transition Report on Form 10-Q

[ ] Transition Report on Form 20-F  [ ] Transition Report on Form N-SAR

[ ] Transition Report on Form 11-K



For the Transition Period Ended:

                                -----------------------------------------------



Read attached instruction sheet before preparing form.  Please print or type.



  Nothing in this form shall be construed to imply that the commission has verified any information contained herein.



  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



                        PART I --REGISTRANT INFORMATION



Full name of registrant Masterpiece Technology Group, Inc.

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Former name if applicable Global Digital Information, Inc.

                           ----------------

Address of principal executive office (Street and  number)



                               455 Wards Corner Road, Suite 700

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City, State and Zip Code    Loveland, Ohio 45140

                          ------------------------



                       PART II--RULES 12B-25 (B) AND (C)



If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



[X]  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;



[X]  (b)  The subject annual report, semi annual report, transition report on

          Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date;

          or the subject quarterly report or transition report on the From 10-Q,

          or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)

          has been attached if applicable.



                             PART III -- NARRATIVE



State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-

K, 20-F, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)



     The Registrant could not obtain all the required information necessary to complete their quarterly report on Form 10-Q.



                          PART IV -- OTHER INFORMATION



     (1) Name and telephone number of person to contact in regard to this modification



                Anissa Smith         (425)          451-8036

              -----------------------------------------------------

                   (Name)            Area Code     Telephone Number



     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment

         Company Act of 1940 during the preceding 12 months or for such shorter file such report(s) been filed? If the answer is period that the registrant was required to no, identify report(s).



                                                           [ ] Yes   [X] No



     10-Q for fiscal quarter, ending June 30, 1999.



     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







           MASTERPIECE TECHNOLOGY GROUP, INC.

                 (Name of registrant as specified in charter)



     Has caused this notification to be signed on its behalf by the unsigned thereunto duly authorized.



     Date    November 15, 1999    By      /s/ Newell D. Crane

                                         Newell D. Crane

                                         President, Director

             -----------------       ----------------------------

                Instruction:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.